Exhibit 99.1

[LOGO OF GENCORP]

News Release

For Immediate Release

                   GENCORP REPORTS 2005 THIRD QUARTER RESULTS

SACRAMENTO, Calif. - October 7, 2005 - GenCorp Inc. (NYSE: GY) today reported results for the third quarter ended August 31, 2005.

                          THIRD QUARTER 2005 HIGHLIGHTS
                          -----------------------------

     o    The Company's sales continue to grow, up 16% from the third quarter of
          2004

     o    Progress towards entitlement of 5,800 acres continues

     o Company announces agreement to sell Fine Chemicals. Sale expected to close in October

Sales from continuing operations for the third quarter 2005 totaled $134 million, 16% above the $116 million in the third quarter 2004. Sales for the first nine months of 2005 were $421 million compared to $350 million for the first nine months of 2004, an increase of 20%. Sales in 2005 reflect growth in the Company's Aerospace and Defense business.

The Company's net loss for the third quarter 2005 was $29 million ($0.53 per share), compared to a net loss of $47 million ($1.05 per share) for the third quarter 2004. The net loss for the first nine months of 2005 was $54 million ($1.00 per share), compared to a net loss of $378 million ($8.54 per share) for the first nine months of 2004. The loss in 2004 included a one-time charge of $261 million associated with the disposition of the GDX Automotive segment and a $33 million tax provision to reflect the uncertainty of realizing deferred tax benefits, given historical losses. The loss in the third quarter 2005 includes a one-time charge of $28 million associated with the anticipated disposition of the Fine Chemicals business.

The third quarter and nine month periods in 2005 and 2004 reflect the Company's decision to classify its GDX Automotive and Fine Chemicals segments as discontinued operations. The GDX Automotive sale was completed on August 31, 2004.

In July 2005, the Company announced its plan to sell the Fine Chemicals business to American Pacific Corporation for $119 million, consisting of $100 million of cash, seller note of $19 million, and the assumption by the buyer of certain liabilities. American Pacific Corporation and the Company recently agreed to amend the purchase agreement to modify the sale price and payment terms related to the Fine Chemicals sale. The revised purchase price will consist of $89 million of cash payable at closing, seller note of

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$25 million delivered at closing, a contingent payment of up to $5 million if the Fine Chemicals business achieves specified earning targets in the twelve month period ending September 30, 2006, and the assumption by the buyer of certain liabilities. The Company has recorded a loss of $28 million in the third quarter based on the difference between current estimated cash proceeds to be received on disposition less the carrying value of net assets being sold and related transaction selling costs. The loss is reflected in Discontinued Operations. Income will be recorded in the future as the seller note of $25 million and any contingent payments are realized. The Company continues to expect the transaction to close in October 2005.

"The sale of Fine Chemicals allows us to focus our attention and our capital on our two core segments: Aerospace and Defense and Real Estate. Both segments continue to make good progress toward the Company's strategic goals," said Terry Hall, chairman, president and chief executive officer.

"The increase in Aerojet's sales both in the third quarter and in the year to date period supports our strategic objective to strengthen our position as a critical supplier of propulsion technologies to our customers. Aerojet's nine month sales were up $62 million over 2004 and contract backlog exceeded $935 million at August 31, 2005. With the recent completion of the Rocketdyne Propulsion Unit purchase by United Technologies, U.S. industry consolidation within the solid and liquid propulsion markets in which we compete is essentially complete with Aerojet firmly established as one of two major suppliers in each of those markets.

"In our Real Estate segment, the rezoning applications for the Rio Del Oro, Glenborough and Westborough projects are moving through the administrative process of the City of Rancho Cordova and Sacramento County. The schedule for the final approvals of all three projects remains on track with our previous guidance," concluded Hall.

OPERATIONS REVIEW

Aerospace and Defense Segment
-----------------------------

Third quarter sales from continuing operations increased 14% to $132 million compared to $116 million in the third quarter 2004. Sales for the first nine months of 2005 were $416 million compared to $354 million last year. Sales improvements during the third quarter of 2005 as compared to the prior year quarter include increases in three important programs: Standard Missile, Atlas(R) V and Terminal High-Altitude Area Defense (THAAD).

Third quarter segment performance in 2005 was $7 million compared to $11 million in 2004. Excluding the impact of employee retirement benefit plan expense and unusual items, segment performance was $16 million (12.1% of sales) in the third quarter of 2005, compared to $18 million (15.5% of sales) in the third quarter of 2004. For the first nine months of 2005, segment performance was $15 million compared to $23 million in 2004. Excluding the effect of employee retirement benefit plan expense and unusual items, segment performance was $43 million (10.3 % of sales) in 2005 compared to

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$44 million (12.4% of sales) in 2004. The change in segment performance compared to prior periods is primarily related to lower gross margins due to a change in product mix. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

Aerojet's accomplishments during the third quarter included:

     o Signed a multi-year agreement with Raytheon Missile Systems to fabricate warheads for the Tube-launched, Optically tracked, Wire-guided (TOW) Weapon system. The initial-year contract is valued at over $19 million with options for additional order quantities through 2009.

     o Provided propulsion systems for the Mars Reconnaissance Orbiter (MRO), which was successfully launched on August 12, 2005, including engines for the spacecraft's seven-month journey to Mars, Mars orbit insertion and in-orbit maintenance during its multiyear mission at Mars.

     o Opened a new facility to produce a fire suppression system for the Ford Crown Victoria Police Interceptor (CVPI). Ford delivered the first Aerojet-equipped CVPI in August 2005. The fire suppression system is designed to prevent crash related fires or explosions as a result of a fuel tank rupture.

     o Selected to produce 100 prototype fire suppression systems for operational testing on Humvee vehicles in Iraq.

As of August 31, 2005, contract backlog was $936 million compared to $879 million as of November 30, 2004. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, totaled approximately $562 million as of August 31, 2005 compared to $538 million as of November 30, 2004.

Real Estate Segment
-------------------

No real estate assets were sold in either the first nine months of 2005 or 2004. Sales for this segment in the first nine months of 2005 and 2004 consist of rental property operations. Segment performance was $1 million during the third quarter and $3 million for the first nine months in both 2005 and 2004.

Processing of the rezoning applications for the Rio Del Oro, Glenborough, and Westborough projects is proceeding as anticipated and no new significant developments occurred during the third quarter 2005.

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ADDITIONAL INFORMATION

Corporate and other expenses were $4 million in the third quarter 2005 compared to $10 million in the third quarter 2004. The third quarter 2004 expenses included a charge of approximately $2 million for environmental costs related to a former GenCorp operating site. Corporate and other expenses were $13 million for the first nine months of 2005 compared to $26 million for the first nine months of 2004. The decrease in both periods reflects lower amortization of deferred financing costs in 2005 compared to 2004 as a result of the Company's recapitalization transactions initiated in November 2004 and completed in February 2005.

Interest expense decreased to $6 million in the third quarter 2005 from $9 million in the third quarter 2004. Interest expense decreased to $19 million in the first nine months of 2005 from $25 million in the first nine months of 2004. The decrease in both periods reflects the impact of lower average debt and interest rates as a result of the sale of the GDX Automotive business in August 2004, and the benefits resulting from the Company's recapitalization transactions from November 2004 to February 2005.

Total debt decreased to $424 million at August 31, 2005 from $577 million at November 30, 2004. Total debt less cash increased from $308 million at November 30, 2004 to $421 million as of August 31, 2005. The $113 million increase resulted from costs associated with the recapitalization transactions completed in the first quarter of 2005, working capital requirements due to the timing of payables and receivables and associated with the growth in Aerojet's business volume, Atlas V inventory increases relating to deliveries scheduled for later in 2005, capital expenditure requirements, non-recurring investment in the Fine Chemicals business, and cash interest expense. The Company believes that with its existing cash combined with the anticipated proceeds from sale of the Fine Chemicals business, and $70 million of borrowings available under its credit facilities, it will have sufficient funds to meet the operating plan for the next twelve months.

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FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

     o the cancellation or material modification of one or more significant contracts or future reductions or changes in U.S. government spending;

     o product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on the Company's fixed-price contracts, including the Atlas V program contract that has not been profitable to date, and for which, unless the Company successfully renegotiates the contract, the Company may not recover its full cost of investment, resulting in additional write-downs;

     o significant competition and the Company's inability to adapt to rapid technological changes;

     o failure to comply with regulations applicable to contracts with the U.S. government;

     o environmental claims related to the Company's current and former businesses and operations, including any costs the Company may incur if the offsets to the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc.
          v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) to which the Company believes it is entitled are not realized;

     o the possibility that the environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;

     o effects of changes in discount rates and returns on plan assets of defined benefit pension plans could require the Company to reduce its shareholders' equity;

     o the release or explosion of dangerous materials used in the Company's businesses;

     o disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in the prices of raw materials;

     o changes in economic and other conditions in the Sacramento County, California, real estate market or changes in interest rates affecting real estate values in that market;

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

     o the Company's limited experience in real estate development and the ability to execute its real estate business plan, including the Company's ability to obtain all necessary zoning, land use and environmental approvals;

     o the cost of servicing the Company's debt and compliance with financial and other covenants;

     o    costs and time commitment related to acquisition activities;

     o    the Company's ability to monetize its real estate assets;

     o a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;

     o the loss of key employees and shortage of available skilled employees to achieve anticipated growth;

     o fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;

     o a delay in, or inability to close on, the sale of the Fine Chemicals operations;

     o risks related to the Fine Chemicals business prior to its sale, including competition in the pharmaceutical fine chemicals market, the capital intensive nature of operations, the lack of availability of raw materials and highly energetic and potent nature of chemical compounds used in production; and

     o those risks detailed from time to time in the Company's reports filed with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2004 and its subsequent filings with the SEC. Additional risks may be described from time-to-time in future filings with the SEC. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

ABOUT GENCORP

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

CONTACT INFORMATION:

INVESTORS: YASMIN SEYAL, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
916.351.8585 MEDIA: LINDA CUTLER, VICE PRESIDENT, CORPORATE COMMUNICATIONS 916.351.8650

                               (Tables to follow)

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Consolidated Statements of Income
GenCorp Inc.

                                         Three Months Ended           Nine Months Ended
------------------------------------------------------------------------------------------
                                      August 31,    August 31,    August 31,    August 31,
(in millions,                            2005          2004          2005          2004
 except per-share amounts)                   (Unaudited)                 (Unaudited)
------------------------------------------------------------------------------------------
Net sales                             $      134    $      116    $      421    $      350
Costs and expenses:
   Cost of products sold                     120           114           381           319
   Selling, general and
    administrative                             6            11            22            34
   Depreciation and
    amortization                               7             8            21            25
   Interest expense                            6             9            19            25
   Unusual items, net                         --            --            20            --
   Other (income)
    expense, net                              --           (14)           --           (14)
------------------------------------------------------------------------------------------
Loss from continuing
 operations before
 income taxes                                 (5)          (12)          (42)          (39)
   Income tax
    benefit (provision)                       --            (3)           13           (33)
------------------------------------------------------------------------------------------
   Loss from continuing
    operations                                (5)          (15)          (29)          (72)
------------------------------------------------------------------------------------------
   Loss from discontinued
    operations, net of
    tax                                      (24)          (32)          (25)         (306)
------------------------------------------------------------------------------------------
Net loss                              $      (29)   $      (47)   $      (54)   $     (378)
==========================================================================================
Loss Per Share of Common Stock
Basic and Diluted:
   Loss per share from
    continuing
    operations                        $    (0.08)   $    (0.33)   $    (0.53)   $    (1.63)
   Loss per share from
    discontinued
    operations                             (0.45)        (0.72)        (0.47)        (6.91)
                                      ----------    ----------    ----------    ----------
   Loss per share                     $    (0.53)   $    (1.05)   $    (1.00)   $    (8.54)
                                      ==========    ==========    ==========    ==========
Weighted average shares
 of common stock
 outstanding                                54.7          44.5          54.5          44.2
------------------------------------------------------------------------------------------
Dividends Declared
 Per Share of
 Common Stock                         $       --    $       --    $       --    $     0.06
------------------------------------------------------------------------------------------

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Operating Segment Information
GenCorp Inc.

                                         Three Months Ended           Nine Months Ended
------------------------------------------------------------------------------------------
                                      August 31,    August 31,    August 31,    August 31,
(in millions)                            2005          2004          2005          2004
                                             (Unaudited)                (Unaudited)
------------------------------------------------------------------------------------------
Net Sales:
   Aerospace and Defense              $      132    $      116    $      416    $      354
   Real Estate                                 2             2             5             4
   Intersegment sales
    elimination                               --            (2)           --            (8)
------------------------------------------------------------------------------------------
      Total                           $      134    $      116    $      421    $      350
==========================================================================================
Segment Performance:
   Aerospace and
    Defense                           $       16    $       18    $       43    $       44
   Retirement benefit
    plan expense                              (9)           (7)          (26)          (21)
   Unusual items                              --            --            (2)           --
------------------------------------------------------------------------------------------
    Aerospace and
     Defense Total                             7            11            15            23
------------------------------------------------------------------------------------------
    Real Estate                                1             1             3             3
------------------------------------------------------------------------------------------
       Total                          $        8    $       12    $       18    $       26
==========================================================================================

Reconciliation of segment
 performance to loss from
 continuing operations
 before income taxes:
Segment Performance                   $        8    $       12    $       18    $       26
   Interest expense                           (6)           (9)          (19)          (25)
   Corporate retirement
    benefit plan expense                      (3)           (5)          (10)          (14)
   Corporate and other
    expenses                                  (4)          (10)          (13)          (26)
   Unusual items                              --            --           (18)           --
------------------------------------------------------------------------------------------
Loss from continuing
 operations before
 income taxes                                 (5)          (12)          (42)          (39)
   Income tax benefit
    (provision)                                -            (3)           13           (33)
------------------------------------------------------------------------------------------
   Loss from continuing
    operations                                (5)          (15)          (29)          (72)
------------------------------------------------------------------------------------------
   Loss from discontinued
    operations, net of tax                   (24)          (32)          (25)         (306)
------------------------------------------------------------------------------------------
     Net loss                         $      (29)   $      (47)   $      (54)   $     (378)
==========================================================================================

     The Company evaluates its operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the performance of its segments.

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Condensed Consolidated Balance Sheets
GenCorp Inc.

                                                    August 31,    November 30,
(in millions)                                          2005           2004
------------------------------------------------------------------------------
                                                    (Unaudited)
Assets
Cash and cash equivalents                          $          3   $         68
Restricted cash                                              --             23
Accounts receivable, net                                     96             88
Inventories, net                                            194            159
Recoverable from U.S. government and
 other third parties for environmental
 remediation costs                                           47             36
Prepaid expenses and other                                   11              6
Assets of discontinued operations                           110             94
------------------------------------------------------------------------------
Total current assets                                        461            474

Noncurrent assets
Restricted cash                                              --            178
Property, plant and equipment, net                          137            145
Recoverable from U.S. government and
 other third parties for environmental
 remediation costs                                          171            197
Prepaid pension asset                                       245            278
Goodwill                                                    103            103
Other noncurrent assets, net                                125            120
------------------------------------------------------------------------------
Total noncurrent assets                                     781          1,021
------------------------------------------------------------------------------
Total assets                                       $      1,242   $      1,495
==============================================================================

Liabilities and shareholders' equity
Short-term borrowings and
 current portion of long-term debt                 $          2   $         23
Accounts payable                                             35             55
Reserves for environmental remediation                       64             51
Income taxes payable                                         23             35
Postretirement benefits other than pensions                  14             15
Other current liabilities                                   134            141
Liabilities of discontinued operations                       26             18
------------------------------------------------------------------------------
Total current liabilities                                   298            338

Noncurrent liabilities
Convertible subordinated notes                              291            285
Senior subordinated notes                                    98            150
Other long-term debt, net of current portion                 33            119
Reserves for environmental remediation                      220            253
Postretirement benefits other than pensions                 139            149
Other noncurrent liabilities                                 61             60
------------------------------------------------------------------------------
Total noncurrent liabilities                                842          1,016
------------------------------------------------------------------------------
Total liabilities                                         1,140          1,354
Total shareholders' equity                                  102            141
------------------------------------------------------------------------------
Total liabilities and shareholders' equity         $      1,242   $      1,495
==============================================================================

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